Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR APRIL 2019

Dallas, Texas, April 4, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.351660 per unit, payable on April 29, 2019, to unit holders of record on April 15, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for January 2019 and the gas production for December 2018. Preliminary production volumes are approximately 70,811 barrels of oil and 657,262 Mcf of gas. Preliminary prices are approximately $47.78 per barrel of oil and $3.33 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	70,811	657,262	$47.78	$3.33
Prior Month	57,908	705,657	$48.87	$2.77

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of March, approximately $1,821,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. Since the close of business in March and prior to this press release, approximately $326,000 in revenue has been received.

Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2019, attributable to the Trust from the properties appraised are approximately 7.3 million barrels of oil and 35.3 billion cubic feet of gas with a future net value of approximately $396,770,000 with a discounted value at 10% of $190,326,000. With these estimated quantities of this year’s reserve estimate of 7.3 million barrels of oil and 35.3 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 10 to 13 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 13, 2019 and is available to all unitholders at this time on the SEC website and Sabine’s website.

The 2018 Annual Report with Form 10-K and the January 1, 2019 Reserve Summary will be posted in the month of April on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper

SVP, Royalty Trust Services

Simmons Bank

Toll Free (855) 588-7839